UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):         February 14, 2008

NALCO HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-32342	16-1701300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1601 W. Diehl Rd., Naperville, IL         60563

630-305-1000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2008, the Compensation Committee of Nalco Holding Company granted the Company’s (and primary subsidiaries’) named executive officers cash bonuses for 2007 and base salary increases for 2008.

The Committee increased Executive Vice President and Chief Financial Officer Bradley J. Bell’s base salary to $473,540; Group Vice President and President, Europe, Africa and Middle East Operations David Johnson’s base salary to $300,000; and Group Vice President and President, Paper Services John P. Yimoyines base salary to $284,194, effective April 1, 2008.

The Committee approved cash bonuses based on 2007 performance to Bradley J. Bell of $384,144; to John P. Yimoyines of $149,002 and to David Johnson of $140,058; payable February 29, 2008.

The Committee approved cash bonuses based on 2007 performance to three former executives: retired Chairman and CEO William H. Joyce in the amount of $1,215,400; former Vice President, Administration John L. Gigerich in the amount of $46,147 and former Group Vice President and President, Services and Equipment Gregory N. Nelson in the amount of $105,327; payable February 29, 2008.

The Committee also granted David Johnson 2,325 performance shares of Nalco Holding Company stock pursuant to the annual equity incentive program. In addition, Mr. Johnson received a stock option for 7,044 shares of Nalco Holding Company stock at the February 14, 2008 closing price of $20.45 per share.

On February 15, 2008, the Compensation Committee approved the grant of 50,000 restricted shares of Nalco Holding Company common stock under the Amended and Restated 2004 Stock Incentive Plan to David Johnson. Such grants will become effective on the fifth business day of the month following approval, March 7, 2008. The terms and conditions for such restricted shares are reflected in the agreement that is attached as an exhibit.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.
The following exhibit is furnished pursuant to Item 9.01 of Form 8-K:

(99.1)	2008 Restricted Shares Agreement for David Johnson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

NALCO HOLDING COMPANY

/s/ Stephen N. Landsman
Secretary

Date: February 19, 2008